February 29, 2000                                                Exhibit 10.5

Mr. Barry James Folsom
27197 Black Mountain Road
Los Altos Hills, CA 94022

Re:  Executive Severance Benefit Plan

Dear Barry:

This letter is in regard to the PlaceWare, Inc. Executive Severance Benefit Plan (the "Plan") that the Board of Directors of PlaceWare, Inc. (the "Company") adopted on February 29, 2000.

The Plan replaces the Company's severance policy set forth in the Interoffice Memo dated March 2, 1999 that you distributed to all executives working at the Company on that date (the "Interoffice Memo"). For your convenience, we have attached a copy of the Interoffice Memo to this letter.

In exchange for being eligible for the benefits provided under the Plan, we request that you agree to the replacement of the Interoffice Memo and the modification to the following provisions of your offer letter from the Company dated February 12, 1998 (the "Offer Letter"):

     "In the event that the Company is subject to a Change in Control (as defined in the 1997 Stock Plan), you will immediately vest in, and the Company's right of repurchase will lapse with respect to, fifty percent (50%) of any remaining unvested option shares that you hold or have the right to acquire under this paragraph 4."

     "In the event that the Company terminates your employment without Cause more than 12 months after your commencement of full-time employment, your base salary will be continued in accordance with the Company's standard payroll practices until the date six months after the termination of your employment. If you elect to continue your health insurance coverage pursuant to COBRA following such termination, the Company will pay the monthly premium for a maximum of six months."

Upon signing this agreement, the foregoing provisions of your Offer Letter will instead read as follows:

     "As an executive of PlaceWare, Inc., you will be listed on Schedule I to the PlaceWare, Inc. Executive Severance Benefit Plan (the "Plan") and thus eligible to receive benefits in accordance with the terms of the Plan. As of the date you sign this letter, the Company hereby approves, in addition to the three (3) months of severance for which you may be eligible under Section 4(a) of the Plan, an additional six
     (6) months of severance so that you are eligible for a total of nine

                                       1.

     (9) months of severance payable pursuant to the terms of the Plan. If you remain continuously employed by the Company until February 16, 2001, the Company hereby approves an additional three (3) months of severance under the terms of the Plan, for a total of twelve (12) months of severance payable pursuant to the terms of the Plan."

We have attached a copy of the Executive Severance Benefit Plan for your review.

Upon signing this letter in the space provided below, you agree to release, acquit and forever discharge the Company of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, arising out of or in any way related to the provisions of the Offer Letter that you have agreed to modify as well as the Interoffice Memo which has been replaced by the Executive Severance Benefit Plan.


Sincerely,

/s/ Philip Samper

Philip Samper
Chairman of the Board of Directors

I have read and accepted this modification to the Offer Letter.

Barry James Folsom                      /s/ Barry James Folsom
--------------------------              --------------------------
Print Name                              Signature

February 29, 2000
--------------------------
Date

Attachments:  PlaceWare, Inc. Executive Severance Benefit Plan
              Interoffice Memo

                                       2.